EXHIBIT 99.1

ENGlobal Announces Management Reorganization

Appointments Expected to "Heighten Organizational Effectiveness"

HOUSTON, June 28, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that it has reorganized some of the members of its executive management team. The following individuals have been appointed as officers of ENGlobal or its subsidiaries:

  Rochelle "Shelly" D. Leedy, former President of the Automation segment, will assume the role of Senior Vice President–Business Development to lead ENGlobal's business development efforts across each of the Company's operating segments. Ms. Leedy succeeds J. Michael Harrison, who will remain with the Company as Senior Vice President–Business Development for the Engineering segment. Stephen A. Kelly, former Vice President‑Houston Operations, has been appointed to replace Ms. Leedy as the Interim President of ENGlobal's Automation segment.

  Michael M. Patton, former Senior Vice President of Project Development, will assume the role of Senior Vice President–Midwest Operations, leading ENGlobal's operations in the Tulsa, Denver (Engineering), and Chicago markets.

  R. David Kelley, former Senior Vice President of Corporate Services, will assume the role of Vice President–Governmental Services, leading ENGlobal's Government group in Tulsa.

"Our overall objective of this reorganization is to simplify our corporate reporting structure and heighten the organizational effectiveness of our senior management team. Each of these uniquely qualified individuals has demonstrated enthusiasm to make ENGlobal even better than it is today," said Edward L. Pagano, Chief Executive Officer of ENGlobal. "I am confident these changes will result in a stronger company that is well positioned for the imminent, and likely significant changes in our industry."

Management biographies can be found at www.englobal.com.

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection.  ENGlobal has approximately 1,900 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the impact on the Company of the changes in its management team; (2) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (3) the Company's ability to successfully and profitably integrate acquisitions; and (4) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com